Exhibit 4.3
SECOND SUPPLEMENTAL INDENTURE
THIS SECOND SUPPLEMENTAL INDENTURE, dated as of November 20, 2013 (the “Supplemental Indenture”), among INGERSOLL-RAND INTERNATIONAL HOLDING LIMITED, a company duly organized and existing under the laws of Bermuda (the “Company”), INGERSOLL-RAND COMPANY, a company duly organized and existing under the laws of the State of New Jersey (the “Guarantor” and the “New Co-Obligor”), and WELLS FARGO BANK, N.A., a national banking association, acting as Trustee under the Indenture, as defined herein (the “Trustee”)
RECITALS:
WHEREAS, the Company, the Guarantor and the Trustee have heretofore executed and delivered a certain Indenture, dated as of May 24, 2005 (the “Indenture”), as supplemented by the First Supplemental Indenture dated as of June 29, 2009;
WHEREAS, the New Co-Obligor desires to assume, jointly and severally with the Company, the due and punctual payment of the principal of (and premium, if any, on) and interest, if any, on all of the Securities issued under the Indenture, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Company;
WHEREAS, Section 901 of the Indenture provides, among other things, that, the Company, the Guarantor and the Trustee may amend or supplement the Indenture, without the consent of any Holder, to make any provisions with respect to matters or questions arising under the Indenture that do not adversely affect the interests of Holders under the Indenture in any material respect;
WHEREAS, the Company and the Guarantor have determined that this Supplemental Indenture complies with Section 901 of the Indenture and does not require the consent of any Holders and, on the basis of the foregoing and in reliance on an Officer’s Certificate and an Opinion of Counsel delivered by the Company, the Trustee has determined that this Supplemental Indenture is in form satisfactory to it;
WHEREAS, each of the Company, the Guarantor and the New Co-Obligor have been authorized by resolutions of their respective Boards of Directors to enter into this Supplemental Indenture; and
WHEREAS, all acts, conditions, proceedings and requirements necessary to make this Supplemental Indenture a valid, binding and legal agreement enforceable in accordance with its terms for the purposes expressed herein, in accordance with its terms, have been duly done and performed.

WITNESSETH:
NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, the Company, the Guarantor, the New Co-Obligor and the Trustee hereby agree as follows:
ARTICLE ONE
DEFINITIONS
Section 101.    Capitalized terms in this Supplemental Indenture that are not otherwise defined herein shall have the meanings set forth in the Indenture.
Section 102.     “Supplemented Indenture” shall mean the Indenture as supplemented by this Supplemental Indenture.

ARTICLE TWO
ASSUMPTION BY NEW CO-OBLIGOR
Section 201.    The New Co-Obligor represents and warrants to the Trustee as follows:
(a)    The New Co-Obligor is duly incorporated, validly existing and in good standing under the laws of the State of New Jersey.
(b)    The execution, delivery and performance by it of this Supplemental Indenture have been authorized and approved by all necessary corporate action on its part.
Section 202.    The New Co-Obligor hereby expressly assumes, jointly and severally with the Company, the due and punctual payment of the principal of (and premium, if any, on) and interest, if any, on all of the Securities issued under the Indenture, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Company.
Section 203.    Nothing in this Supplemental Indenture shall alter the rights, duties or obligations of The Ingersoll-Rand Company in its capacity as the Guarantor under the Indenture.
Section 204.    Nothing in this Supplemental Indenture shall alter the rights, duties or obligations of Ingersoll-Rand International Holding Limited as the as the Company under the Indenture.

ARTICLE THREE
MISCELLANEOUS
Section 301.    This Supplemental Indenture is hereby executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this Supplemental Indenture forms a part thereof.
Section 302.    This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.
Section 303.    This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
Section 304.    The Article headings herein are for convenience only and shall not affect the construction hereof.
Section 305.    If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Supplemented Indenture which is required to be included in the Supplemented Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.
Section 306.    In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 307.    Nothing in this Supplemental Indenture, the Indenture or the Securities, express or implied, shall give to any person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Securities.
Section 308.    The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company and the Guarantor, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

INGERSOLL-RAND INTERNATIONAL HOLDING LIMITED, as the Company By /s/ Robert L. Katz Name: Robert L. Katz Title: Senior Vice President and General Counsel
INGERSOLL-RAND COMPANY, as the Guarantor and as the New Co-Obligor By /s/ Robert L. Katz Name: Robert L. Katz Title: Senior Vice President and General Counsel

[Second Supplemental Indenture to 2005 Indenture]

WELLS FARGO BANK, N.A., as Trustee By /s/ Yana Kislenko Name: Yana Kislenko Title: Vice President

[Second Supplemental Indenture to 2005 Indenture]